Exhibit 99.1

FOSSIL GROUP APPOINTS FINANCE VETERAN SUNIL DOSHI
AS CHIEF FINANCIAL OFFICER
_____________________________________________________________________

Richardson, TX. March 10, 2021 – Fossil Group, Inc. (NASDAQ: FOSL) today announced the promotion of Sunil Doshi, Senior Vice President Global Finance & Accounting and Chief Accounting Officer, to Chief Financial Officer and Treasurer, effective March 29, 2021. Mr. Doshi, who brings more than 20 years of experience in senior finance roles, will assume the CFO position from Jeffrey Boyer, who remains Chief Operating Officer and a member of Fossil Group’s Office of the Chairman. Sunil will report to Jeff in his new role.

“We are pleased to welcome Sunil to the executive leadership team,” said Kosta Kartsotis, Chairman and Chief Executive Officer. “His extensive financial background, prior consumer and public company CFO experience, and history with Fossil make this a natural progression. We are confident that Sunil will bring tremendous value to this role as we position the Company to return to sustainable sales growth, improve profitability and build value for Fossil’s shareholders.”

Kartsotis added, “This organizational change further strengthens our executive leadership team and will enable us to accelerate the overall transformation of the company. Our goal is to become a digital-first organization, which also encompasses strengthening our operational platforms, including supply chain, operations, logistics, information technology and sustainability initiatives under Jeff’s leadership.”

Mr. Doshi joined Fossil in June 2020 and previously served as Chief Financial Officer for Fossil Group’s Americas region from 2012 to 2015. Prior to rejoining Fossil last year, Mr. Doshi served as Chief Financial Officer at Mitra QSR, among the largest domestic franchisee operators within the Yum! Brands (NYSE: YUM) network, since February 2019. Prior to that he was Chief Financial Officer of Zoe’s Kitchen (formerly NYSE: ZOES) from 2015 to 2019. Mr. Doshi started his career at L Brands, where he held various senior finance roles from 1999 to 2012. He holds a B.S. in Accounting from Ohio State University and an M.B.A. from the University of Chicago Booth School of Business.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com

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